Spark Networks(R) Reports Third Quarter 2016 Financial Results

LOS ANGELES, CA -- (Marketwired - November 10, 2016) - Spark Networks, Inc. (NYSE MKT: LOV)

Quarterly Highlights

  Spark Networks raised over $9 million during Q3 and ended the quarter with $11.3 million in cash

  Net Loss of $94,000, a $728,000 improvement from the prior year period

  Adjusted EBITDA increases to $1.5 million, an 18% margin

  JSwipe current paid subscribers now represent 4% of total Jewish Networks subscribers with ARPU in-line with total Jewish Networks

Spark Networks, Inc. (NYSE MKT: LOV), today reported financial results for the third quarter ended September 30, 2016.

Summary Quarterly Metrics

                                     Q3 2016         Q2 2016         Q3 2015
                             --------------- --------------- ---------------
Revenue                         $8.4 Million    $9.1 Million   $11.7 Million
Contribution(1)                 $7.2 Million    $7.6 Million    $7.3 Million
Net (Loss) Income             $(94) Thousand   $329 Thousand $(822) Thousand
Adjusted EBITDA(2)              $1.5 Million    $1.4 Million   $309 Thousand
Cash Balance                   $11.3 Million    $3.1 Million   $14.4 Million
Period Ending Subs(3)                158,233         183,678         197,832
Avg. Paying Subs(3)                  173,564         189,938         197,109
ARPU                                  $15.81          $15.70          $19.04

Third Quarter 2016 Financial Results

Revenue: For the third quarter of 2016, total revenue was $8.4 million, a decrease of 28% compared to the year ago period, and an 8% decrease from the prior quarter. The year over year decrease was primarily driven by decreases in both average paying subscribers and average revenue per user ("ARPU"). The sequential decrease was driven by decreases in average paying subscribers, partially offset by a slight increase in ARPU. The decrease in average paying subscribers was the result of seasonality and our decision to reduce our paid marketing efforts and offer fewer promotional pricing discounts.

Contribution: For the third quarter of 2016, contribution was $7.2 million, a decrease of 1% compared to the year ago period, and a 6% decrease from the prior quarter. Our contribution margin increased to 85% from 84% in the prior quarter and 62% in the year ago period. The sequential increase in contribution margin was driven by reductions in direct marketing within our Christian and Other Networks. Total direct marketing expenses decreased 72% to $1.2 million in third quarter of 2016 as compared to $4.4 million in the prior year period. We expect comparable year over year declines in direct marketing expenses in the fourth quarter of 2016 as management develops, implements and refines our direct marketing strategy.

Net Loss: For the third quarter of 2016, Net Loss was $94,000, a $728,000 improvement versus the year ago period and a $423,000 decrease from the prior quarter. During the second quarter of 2016, the Company released a prior-period tax reserve after agreeing to settlement terms in a state tax matter, resulting in $719,000 of non-cash tax benefit in the year to date period.

Adjusted EBITDA: For the third quarter of 2016, Adjusted EBITDA was $1.5 million, an increase of $1.2 million versus the year ago period and a $101,000 increase from the prior quarter. Excluding the operating impact of Smooch Labs, Adjusted EBITDA for the third quarter was $1.7 million. Current period Adjusted EBITDA does not include $803,000 of non-recurring severance and legal expenses related to the financings completed in the quarter.

Liquidity: For the third quarter of 2016, the Company ended with $11.3 million in cash and cash equivalents, compared to $3.1 million at the end of the prior quarter. As of September 30, 2016, the Company had no outstanding debt.

Commentary and Outlook

Chief Executive Officer Danny Rosenthal stated, "The Company has undergone a great deal of change in the last three months with new leadership and priorities across our Product, Technology and Marketing teams.

"One quarter into my tenure at Spark, I wanted to share initial observations and our approach. We have a better understanding of structural problems the business has faced. These have been driven by problems with technology and product that have prevented investment in modernizing our brands. Some of these challenges have been overcome in the short term through marketing spend, but that is not a sustainable approach that will enable the company to thrive and grow.

"Our strategy to improve operations and maximize long term potential is founded in fixing these core issues and doing fewer things in a better way. More specifically, we have made the decision to focus on holistically improving our core JDate and Christian Mingle offerings. Accordingly, we have paused work on initiatives that do not support this objective. Examples of non-core initiatives that we are not currently prioritizing include the Church Partnership Program, the CrossPaths mobile application, and the expansion of Christian Mingle into Latin America. Our improvement plan is not limited to marketing or product improvements, but rather the desire to grow our business through customer communications and interactions that are built upon a deep understanding of customer needs and to support this growth with a highly-scalable technology platform.

"Within Marketing, we have significantly reduced paid marketing efforts and completely stopped any television advertising. These reductions have helped us identify inefficient marketing channels, and will give us a baseline against which to measure as we ramp our paid marketing efforts in November and continuing through Valentine's Day.

"Spark's strong and iconic brands have been hampered by a technology platform that is, at its core, over 15 years old. The Technology and Product teams are now aligned around the development of a single new, scalable, shared platform to support our customer-facing sites and applications. It is important to note, that this platform will also serve as the foundation for new internal systems and tools that will drive much-needed efficiencies within our Customer Service and Marketing teams.

"We expect our development and product work to result in the launch of new versions of JDate and Christian Mingle in Q2 and Q4 of 2017, respectively. We will also work to migrate our other existing brands onto this shared platform by the Q1 of 2018. Once complete, this transition will allow us to further rationalize our broader cost structure while also improving our ability to test and optimize new product features and marketing strategies.

"While the last quarter has allowed us to identify and prioritize areas for improvement, the real work is still ahead of us. We are confident that we possess the resources, team, and capital to complete the ambitious plans we have for the next five quarters and position Spark for future growth. We are excited to complete the work necessary to effect positive change at Spark, and we look forward to sharing our progress with our customers and shareholders over the coming months."

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
           (in thousands except subscriber and ARPU information)

                                                            Q3 '16   Q3 '16
                                                            v. Q3    v. Q2
               Q3 2016  Q2 2016  Q1 2016  Q4 2015  Q3 2015   '15      '16
              -------- -------- -------- -------- -------- -------  -------

Revenue
Jewish
 Networks     $  3,322 $  3,628 $  3,994 $  4,299 $  4,613   -28.0%    -8.4%
Christian
 Networks        4,673    5,044    5,405    5,940    6,581   -29.0%    -7.3%
Other
 Networks          385      413      438      446      466   -17.4%    -6.8%
Offline &
 Other
 Businesses         11       13       21       20       22   -50.0%   -13.4%
              -------- -------- -------- -------- -------- -------  -------
  Total
   Revenue    $  8,391 $  9,098 $  9,859 $ 10,705 $ 11,682   -28.2%    -7.8%

Direct Mktg.
 Exp.
Jewish
 Networks     $    420 $    372 $    497 $    648 $    619   -32.2%    12.7%
Christian
 Networks          750    1,001    4,420    3,111    3,664   -79.5%   -25.0%
Other
 Networks           60      105      120      129      141   -57.5%   -42.8%
              -------- -------- -------- -------- -------- -------  -------
  Total
   Direct
   Mktg. Exp. $  1,230 $  1,478 $  5,038 $  3,888 $  4,424   -72.2%   -16.8%

Contribution
Jewish
 Networks     $  2,902 $  3,256 $  3,497 $  3,652 $  3,994   -27.3%   -10.9%
Christian
 Networks        3,923    4,043      985    2,829    2,917    34.5%    -3.0%
Other
 Networks          325      308      318      316      325    -0.1%     5.3%
Offline &
 Other
 Businesses         11       13       20       20       22   -50.6%   -14.4%
              -------- -------- -------- -------- -------- -------  -------
  Total
   Contrib-
   ution      $  7,161 $  7,620 $  4,821 $  6,817 $  7,258    -1.3%    -6.0%

Period Ending
 Subs
Jewish
 Networks       52,952   59,868   63,982   65,004   64,144   -17.4%   -11.6%
Christian
 Networks       95,047  112,895  122,935  123,800  122,068   -22.1%   -15.8%
Other
 Networks       10,234   10,915   11,321   11,219   11,620   -11.9%    -6.2%
              -------- -------- -------- -------- -------- -------  -------
  Total
   Period
   Ending
   Subs.       158,233  183,678  198,238  200,023  197,832   -20.0%   -13.9%

Average
 Paying Subs.
Jewish
 Networks       57,684   61,732   63,930   64,627   63,538    -9.2%    -6.6%
Christian
 Networks      105,108  117,024  124,180  123,888  121,597   -13.6%   -10.2%
Other
 Networks       10,772   11,182   11,341   11,266   11,974   -10.0%    -3.7%
              -------- -------- -------- -------- -------- -------  -------
  Total Avg.
   Paying
   Subs.       173,564  189,938  199,451  199,781  197,109   -11.9%    -8.6%

ARPU
Jewish
 Networks     $  18.79 $  19.33 $  20.46 $  21.82 $  23.80   -21.0%    -2.8%
Christian
 Networks        14.60    14.09    14.17    15.25    17.19   -15.0%     3.7%
Other
 Networks        11.69    12.15    12.52    12.72    12.58    -7.0%    -3.8%
              -------- -------- -------- -------- -------- -------  -------
  Total
   ARPU(5)    $  15.81 $  15.70 $  16.12 $  17.26 $  19.04   -16.9%     0.7%

                Distribution of New Subscription Purchases(6)

                            Q3 2016   Q2 2016   Q1 2016   Q4 2015   Q3 2015
                           --------- --------- --------- --------- ---------

Jewish Networks
  1 month plans              32.6%     28.2%     26.4%     32.8%     35.6%
  3 month plans              18.4%     19.2%     17.0%     19.8%     19.9%
  6 month plans              49.0%     52.6%     56.6%     47.3%     44.5%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
  1 month plans              36.5%     39.2%     32.9%     38.5%     39.6%
  3 month plans              22.4%     25.7%     20.5%     21.6%     18.4%
  6 month plans              41.1%     35.1%     46.7%     39.9%     42.0%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
  1 month plans              51.1%     52.2%     55.8%     59.9%     62.0%
  3 month plans               9.5%     10.8%     11.6%     10.6%     11.4%
  6 month plans              39.4%     37.1%     32.6%     29.6%     26.6%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

              Composition of Average Paying Subscriber Base(7)

                            Q3 2016   Q2 2016   Q1 2016   Q4 2015   Q3 2015
                           --------- --------- --------- --------- ---------

Jewish Networks
First Time Subscribers       23.7%     24.6%     24.7%     23.1%     21.7%
Winback Subscribers          34.6%     34.0%     32.5%     32.0%     30.5%
Renewal Subscribers          41.7%     41.4%     42.8%     44.9%     47.8%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
First Time Subscribers       39.9%     42.0%     43.1%     41.3%     39.1%
Winback Subscribers          26.4%     26.0%     24.6%     23.7%     23.3%
Renewal Subscribers          33.7%     32.0%     32.3%     35.0%     37.6%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
First Time Subscribers       32.7%     33.0%     31.9%     30.0%     31.2%
Winback Subscribers          22.9%     22.4%     21.7%     21.0%     22.0%
Renewal Subscribers          44.4%     44.6%     46.4%     49.1%     46.8%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003

International: 1-201-493-6725

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until November 24, 2016.

Replay

Toll-Free (United States): 1-844-512-2921

International: 1-412-317-6671
Passcode: 13648150

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements regarding the Company's new strategy, statements regarding the expected benefits to the Company of significantly reducing paid marketing effort, statements regarding the expected benefits of the Company's new technology platform, statements regarding the expected launch of new versions of JDate and Christian Mingle in 2017, statements regarding the Company's efforts to migrate other existing brands onto its new platform by the end of next year, and statements regarding the ability of the Company to complete its plans for the next five quarters and position Spark for future growth. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), JSwipe (www.jswipeapp.com), CROSSPATHS (www.crosspathsapp.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three and nine months ended September 30, 2016 can be found in the table below.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring significant executive and non-executive severance, and acquisition costs.

(3) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company's HurryDate business due to its relative size.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of JDate, JDate.co.il, JDate.fr, JDate.co.uk, Cupid.co.il, and JSwipe. The Christian Networks segment consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com. The Other Networks segment consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(6) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(7) Represents the composition of average paying subscribers in the period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment. Figures exclude results from JSwipe and CrossPaths.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                               September 30,   December 31,
                                                    2016           2015
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $      11,332  $       6,565
  Restricted cash                                        506            747
  Accounts receivable (net of allowance for
   doubtful accounts of $101 and $99 at
   September 30, 2016, and December 31, 2015,
   respectively)                                         463            790
  Prepaid expenses and other                             653          1,341
                                               -------------  -------------
    Total current assets                              12,954          9,443
Property and equipment, net                            5,180          5,584
Goodwill                                              14,681         14,450
Intangible assets, net                                 3,228          3,451
Deposits and other assets                                119            148
                                               -------------  -------------
    Total assets                               $      36,162  $      33,076
                                               =============  =============
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                       605          1,749
  Accrued liabilities                                  2,468          3,854
  Deferred revenue                                     4,908          5,834
                                               -------------  -------------
    Total current liabilities                          7,981         11,437
Deferred tax liability - non-current                   2,230          2,136
Other liabilities                                        319            537
                                               -------------  -------------
    Total liabilities                                 10,530         14,110
                                               -------------  -------------
Commitments and Contingencies
Stockholders' equity:
  10,000,000 shares of Preferred Stock
   authorized, $0.001 par value, 450,000 of
   which are designated as Series C Junior
   Participating Cumulative Preferred Stock,
   with no shares of Preferred Stock issued or
   outstanding                                             -              -
  100,000,000 shares of Common Stock
   authorized, $0.001 par value, with
   31,874,193 and 25,845,879 shares of Common
   Stock issued and outstanding at September
   30, 2016 and December 31, 2015                         32             27
  Additional paid-in-capital                          87,019         77,188
  Accumulated other comprehensive income                 742            739
  Accumulated deficit                                (62,161)       (58,988)
                                               -------------  -------------
    Total stockholders' equity                        25,632         18,966
                                               -------------  -------------
    Total liabilities and stockholders' equity $      36,162  $      33,076
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Revenue                          $   8,391  $  11,682  $  27,348  $  37,430
Cost and expenses:
  Cost of revenue (exclusive of
   depreciation shown separately
   below)                            2,323      5,593     11,205     19,058
  Sales and marketing                1,103      1,144      3,935      2,895
  Customer service                     523        769      2,356      2,239
  Technical operations                 419        210      1,021        636
  Development                          962      1,053      3,172      2,978
  General and administrative         2,438      2,933      6,953      7,704
  Depreciation                         738        562      2,196      1,607
  Amortization of intangible
   assets                               68         10        224         30
  Impairment of long-lived
   assets                               58         26        149        132
                                 ---------  ---------  ---------  ---------
Total cost and expenses              8,632     12,300     31,211     37,279
                                 ---------  ---------  ---------  ---------
Operating (loss) income               (241)      (618)    (3,863)       151
Interest (income) expense and
 other, net                            (82)       191       (109)        79
                                 ---------  ---------  ---------  ---------
(Loss) income before provision
 for income taxes                     (159)      (809)    (3,754)        72
Income tax (benefit) provision         (65)        13       (581)       266
                                 ---------  ---------  ---------  ---------
Net loss                               (94)      (822)    (3,173)      (194)
Other comprehensive income
 (loss), net of tax:
  Foreign currency translation
   adjustment                           28          -          4         (5)
                                 ---------  ---------  ---------  ---------
Comprehensive loss               $     (66) $    (822) $  (3,169) $    (199)
                                 =========  =========  =========  =========

Net loss per share - basic and
 diluted                         $   (0.00) $   (0.03) $   (0.12) $   (0.01)
                                 =========  =========  =========  =========
Weighted average shares
 outstanding - basic and diluted    29,212     25,188     27,003     24,991

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Stock-based compensation
  Sales and marketing            $     (68) $      11  $      27  $      19
  Customer service                       4          -          8          -
  Technical operations                 (32)         -         12          -
  Development                            7          5         18          8
  General and administrative           207        159        719        485

               Reconciliation of Net Loss to Adjusted EBITDA:

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
(in thousands)                      2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Net loss                         $     (94) $    (822) $  (3,173) $    (194)
Interest expense                        19         15         52         35
(Benefit) provision for income
 taxes                                 (65)        40       (581)       237
Depreciation                           738        561      2,196      1,606
Impairment of long lived assets         58         26        149        132
Amortization of intangible
 assets                                 68         10        224         30
Non-cash currency translation
 adjustments                          (102)       175       (166)        39
Stock-based compensation               118        175        784        512
Non-recurring financing,
 acquisition, and severance
 costs                                 803        129      1,234        290
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $   1,543  $     309  $     719  $   2,687
                                 =========  =========  =========  =========

For More Information
Investors:
Robert O'Hare
rohare@spark.net